Exhibit 99.1
The Scotts Miracle-Gro Company            NEWS

ScottsMiracle-Gro Announces Record Full-Year Financial Results;
$500 Million Share Repurchase Program and 2-for-1 Stock Split
•	Adjusted earnings per share: $4.41; Reported earnings per share: $2.93

•	Sales increase 15% for the full year; 8% in the fourth quarter

•	Return on invested capital improves nearly 40 basis points to 10%

•	Share repurchase to commence immediately; Stock split effective Nov. 9, 2005

•	Company reiterates earnings guidance for fiscal 2006
MARYSVILLE, Ohio (October 27, 2005) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced fiscal 2005 financial results that include a 15 percent increase in sales and a 12 percent improvement in adjusted net income to set new record highs. The Company also said its Board of Directors has approved a $500 million share repurchase program as well as a 2-for-1 stock split.
     In a separate news release issued today, the Company also announced it will acquire Gutwein & Co. Inc, whose Morning Song brand is a leader in the wild bird food category.
     “These announcements reinforce the ongoing momentum of our business as well as our confidence that ScottsMiracle-Gro can continue to improve,” said Jim Hagedorn, chairman and chief executive officer. “Nearly all aspects of our business are strong. As a result, we continue to outperform our competitors, our financial results continue to improve, and our free cash flow is allowing us to return cash to shareholders in a significant way.”
     The Company’s share repurchase plan, which is authorized for five years, will commence immediately with purchase of ScottsMiracle-Gro shares in open market transactions. The Company currently anticipates allocating about $100 million per year on the program, which will begin to offset earnings per share dilution related to stock options. The additional shares will be distributed November 9, 2005 for shareholders of record Nov. 2. At the end of fiscal 2005, the Company had approximately 34.3 million diluted shares outstanding.
     “After contemplating the options available to us and listening to our shareholders, we believe both of these actions will be helpful in further improving our valuation,” Hagedorn said.
FULL YEAR RESULTS
     For fiscal 2005, which ended September 30, company-wide sales improved nearly 15 percent to $2.3 billion. Excluding the impact of the Smith & Hawken acquisition, sales increased 7 percent. Sales for the core North American business improved 6 percent for the year to $1.6 billion. Consumer purchases of the Company’s products in the United States increased 7 percent for the year, including a 14 percent increase in Growing Media. Consumer purchases for Ortho and Roundup both increased 9 percent, and Lawns and Plant Food increased 3 percent.
     Scotts LawnService, which continues to benefit from record customer retention rates, reported sales of $160 million, an 18 percent increase from 2004. International sales increased nearly 6 percent to $414 million, a 1 percent increase when excluding the impact of foreign exchange rates.
     Gross margins for the year declined 40 basis points to 37.1 percent, but were flat year-over-year excluding Smith & Hawken.
     Net Roundup commission was a loss of $5.3 million, which includes a one-time charge of $45.7 million resulting from recording a liability for the outstanding balance of the deferred contribution amounts payable to Monsanto under the Roundup agreement. As previously disclosed, the Company had considered the deferred contribution as a contingent liability. The Company now believes it is appropriate to record the liability based on numerous economic factors, including the recent strong performance of the Roundup business. Excluding this charge, the commission would have been $40.4 million for the year, compared with $28.5 million a year earlier.
     Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding restructuring and other charges and the charge associated with the Roundup agreement, were $346.8 million, compared with $320.2 million a year earlier. Reported EBITDA was $268.2 million, compared with $310.5 million last year.
     Adjusted net income for the full year, excluding restructuring and other items, increased 12 percent to $151.4 million, or $4.41 per share, compared with $135.3 million, or $4.06 per share, a year earlier. Reported net income was $100.6 million, or $2.93 per share, compared with $100.9 million, or $3.03 per share, in 2004.
     The Company said its return on invested capital improved nearly 40 basis points from 2004 to 10 percent.
     “Fiscal 2005 was a tremendous success for ScottsMiracle-Gro as we executed against a strategy that is driving shareholder value,” Hagedorn said. “We have great momentum as we enter the new season and we continue to believe our business can generate 10 to 12 percent growth next year. Additionally, we expect our current strategic improvement efforts will generate at least another $25 million in pre-tax profits.”
FOURTH QUARTER FINANCIAL RESULTS
     For the quarter ended September 30, company-wide sales increased 8 percent to $392 million. Scotts LawnService reported a 14 percent sales increase in the quarter to nearly $58 million as it continued to benefit from record customer counts and improved retention rates. International sales declined 3 percent to $52 million, a 1 percent decline excluding the impact of foreign exchange rates.
     The North American consumer business reported a 5 percent decline in sales for the quarter. Although Growing Media, Controls and the Canadian business all showed growth, the Lawns business, as expected, reported lower sales compared with the extremely strong sales reported in the fourth quarter of 2004.
     Although overall sales to retailers declined, consumer purchases of the Company’s products increased in every category resulting in a 9 percent improvement from the same period last year. Purchases of Ortho products increased 17 percent in the quarter compared with last year, and Growing Media improved 12 percent.
     Gross margins in the quarter declined 40 basis points to 33.1 percent, but expanded by 20 basis points excluding Smith & Hawken.

     Net Roundup commission was $8.3 million compared with $4 million a year ago, reflecting strength in the business as well as a nearly $3 million reduction in contribution expense made to Monsanto.
     Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding restructuring and other charges, were $20.9 million in the quarter, compared with $25 million a year earlier. On a reported basis, EBITDA was $11.2 million, compared with $19.2 million for the same period last year.
     Excluding restructuring and other charges, ScottsMiracle-Gro reported an adjusted net loss in the quarter of $700,000, or $0.02 per share. That compares with adjusted net income of $2.6 million, or $0.08 per share, for the same period last year. On a reported basis, the Company recorded a loss in the quarter of $8.4 million, or $0.25 per share, compared with a loss of $1.7 million, or $0.05 per share.
     “We had a strong finish to another solid year,” Hagedorn said. “The lawn and garden consumer stayed with the category and continued to buy our products until the end of the season and we finished the year with retail inventories at appropriate levels entering the off-season.”
     ScottsMiracle-Gro said it would elaborate on its outlook for fiscal 2006 at its Annual Analysts Meeting on December 14, 2005 in New York City.
     The Company will discuss its fourth quarter and full-year results during a Webcast and conference call at 10:00 a.m. Eastern Time today. This call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
     With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®,

Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
 Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Twelve Months
Ended September 30, 2005 and 2004
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Twelve Months Ended
		September 30,	September 30,	%	September 30,	September 30,	%
	Footnotes	2005	2004	Change	2005	2004	Change
Net sales		$391.8	$363.6	7.8%	$2,333.9	$2,037.9	14.5%
Cost of sales		262.7	242.0		1,468.5	1,273.3
Cost of sales — restructuring and other		(0.4)	(0.2)		(0.3)	0.7

Gross profit		129.5	121.8	6.4%	865.7	763.9	13.3%
% of sales		33.1%	33.5%		37.1%	37.5%
Gross commission from marketing agreement		13.6	12.5		67.0	58.2
Contribution expenses under marketing agreement		5.0	7.7		23.8	26.4
Deferred contribution charge		—	—		45.7	—
Amortization of marketing fee		0.3	0.8		2.8	3.3

Net commission from marketing agreement		8.3	4.0	nm	(5.3)	28.5	nm
Operating expenses:
Advertising		17.0	15.2	11.9%	122.5	105.0	16.7%
S,G&A		96.0	89.9	6.8%	425.8	368.2	15.6%
S,G&A -Stock-based compensation		2.5	(0.3)		9.9	7.8
S,G&A — lawn service business		14.7	12.7		60.8	51.4
S,G&A — restructuring and other		8.7	6.0		9.8	9.1
Amortization of intangibles		6.7	1.2		14.8	8.3
Impairment of intangibles		1.4	—		23.4	—
Other (income) expense		(1.2)	(3.8)		(7.5)	(10.2)

Total operating expenses		145.8	120.9	20.6%	659.5	539.6	22.2%

Income (loss) from operations		(8.0)	4.9	-264.5%	200.9	252.8	-20.5%
% of sales		-2.0%	1.3%		8.6%	12.4%
Interest expense — refinancing		1.3	0.9		1.3	45.5
Interest expense — recurring		6.7	10.7		41.5	48.8

Income (loss) before taxes		(16.0)	(6.7)	137.4%	158.1	158.5	-0.2%
Income tax expense (credit)		(7.6)	(4.8)		57.7	58.0

Net income (loss) from continuing operations		(8.4)	(1.9)	346.4%	100.4	100.5	-0.1%
Net income from discontinued operations		0.0	0.2		0.2	0.4

Net income (loss)		$(8.4)	$(1.7)	394.1%	$100.6	$100.9	-0.4%

Basic income (loss) per share	(1)	$(0.25)	$(0.05)	400.0%	$3.01	$3.12	-3.5%

Diluted income (loss) per share	(2)	$(0.25)	$(0.05)	400.0%	$2.93	$3.03	-3.3%

Common shares used in basic income (loss) per share calculation		33.7	32.6	3.5%	33.4	32.3	3.3%

Common shares and potential common shares used in diluted income (loss) per share calculation		33.7	32.6	3.5%	34.3	33.3	2.9%

EBITDA	(3)	$11.2	$19.2	-41.5%	$268.2	$310.5	-13.6%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net income (loss)		$(0.7)	$2.6	-125.8%	$151.4	$135.3	11.8%

Adjusted diluted income (loss) per share	(2)	$(0.02)	$0.08	-125.0%	$4.41	$4.06	8.6%

Adjusted EBITDA	(3)	$20.9	$25.0	-16.3%	$346.8	$320.2	8.3%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Twelve Months
Ended September 30, 2005 and 2004
(in millions)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2005	2004	% Change
North America	$246.8	$259.7	-5.0%
Scotts LawnService	57.5	50.4	14.2%
International	52.1	53.5	-2.7%
Other	35.4	—	na

Consolidated	$391.8	$363.6	7.8%

	Twelve Months Ended
	September 30,	September 30,
	2005	2004	% Change
North America	$1,600.1	$1,510.4	5.9%
Scotts LawnService	159.8	135.2	18.2%
International	414.4	392.3	5.6%
Other	159.6	—	na

Consolidated	$2,333.9	$2,037.9	14.5%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
September 30, 2005 and 2004
(Unaudited)
(in millions)

	September 30,	September 30,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$80.2	$115.6
Investments	—	57.2
Accounts receivable, net	314.9	292.4
Inventories, net	324.9	290.1
Current deferred tax asset	19.9	24.9
Prepaid and other current assets	43.7	43.3

Total current assets	783.6	823.5

Property, plant and equipment, net	337.0	328.0
Goodwill, net	432.9	417.9
Other intangible assets, net	428.9	431.0
Other assets	32.3	31.3

Total assets	$2,014.7	$2,031.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$11.1	$22.1
Accounts payable	151.7	130.3
Other current liabilities	304.7	274.4

Total current liabilities	467.5	426.8

Long-term debt	382.4	608.5
Other liabilities	140.3	121.8

Total liabilities	990.2	1,157.1

Shareholders’ equity	1,024.5	874.6

Total liabilities and equity	$2,014.7	$2,031.7

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Twelve
Months Ended September 30, 2005 and 2004
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Net income (loss) (items net of tax)	$(8.4)	$(1.7)	$100.6	$100.9
Deferred contribution charge	—	—	29.0	—
SG&A — restructuring and other — Central litigation recovery	—	—	(5.0)	—
Restructuring and other charges — primarily severance	5.8	3.7	11.1	6.1
Loss on impairment of intangibles	1.0	—	14.9	—
Debt refinancing charges	0.9	0.6	0.8	28.3

Adjusted net income (loss)	$(0.7)	$2.6	$151.4	$135.3

Diluted income (loss) per share (items net of tax)	$(0.25)	$(0.05)	$2.93	$3.03
Deferred contribution charge	—	—	0.85	—
SG&A — restructuring and other — Central litigation recovery	—	—	(0.15)	—
Restructuring and other charges — primarily severance	0.17	0.11	0.33	0.18
Loss on impairment of intangibles	0.03	—	0.43	—
Debt refinancing charges	0.03	0.02	0.02	0.85

Adjusted diluted income (loss) per share	$(0.02)	$0.08	$4.41	$4.06

Income (loss) from operations	$(8.0)	$4.9	$200.9	$252.8
Depreciation	12.2	12.3	49.7	46.1
Amortization, including marketing fee	7.0	2.0	17.6	11.6

EBITDA	11.2	19.2	268.2	310.5

Deferred contribution charge	—	—	45.7	—
SG&A — restructuring and other — Central litigation recovery	—	—	(7.9)	—
Restructuring and other charges — primarily severance	8.3	5.8	17.4	9.7
Loss on impairment of intangibles	1.4	—	23.4	—

Adjusted EBITDA	$20.9	$25.0	$346.8	$320.2

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)

Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.